EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1105
john.mills@icrinc.com

Cutera Reports First Quarter 2014 Results

BRISBANE, Calif., May 8, 2014 ─ Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the first quarter ended March 31, 2014.

Key highlights for the first quarter of 2014 were as follows:
•	Revenue grew 1% to $16.2 million, compared to the first quarter of 2013.
•	Gross margin improved slightly to 55%, compared to 54% in the first quarter of 2013.
•	Net loss was $3.6 million, or $0.26 per diluted share. Non-cash expenses for stock-based compensation, depreciable and intangible amortization totaled $1.0 million for the quarter. This loss reflects ramp-up expenses related to the expanded North American sales force and other commercial initiatives.
•	Showcased two new products, Excel HR and Enlighten. Commercialization plans for these products remain on schedule.
•	Cash and marketable securities position remains strong at $83.8 million.

Kevin Connors, President and CEO of Cutera, stated, “Our international revenue increased by 7% led primarily by the growth in revenue from our global distributor network and Japan, despite the continued unfavorable foreign exchange pressure. However, our US revenue declined by 7% as we continued to restructure and expand our sales force.

“We have made significant progress in our sales force expansion initiatives and expect to complete our hiring in North America well ahead of schedule.  As we have recently hired a record number of field sales people in North America, and it takes them time to ramp-up, we expect the full productivity impact to be experienced in the second half of 2014.  We plan to continue investments into our commercial channels to capture greater market share with our expanded suite of product offerings.

“Our product development efforts remain on schedule to commence shipments in the second quarter of 2014 of Excel-HR, our dual wave length premium hair removal product. We expect shipments of our Enlighten product for the removal of benign pigment lesions and tattoos, to commence in the second half of 2014. Enlighten has received CE Mark approval and is currently pending 510(k) clearance by the FDA.  We expect to commence commercial shipments of Enlighten in the second half of 2014 (with U.S. shipments subject to FDA clearance). We are looking forward to the launch of these two products and the impact they are expected to have on revenue for the second half of 2014.

“We believe the market is healthy for aesthetic light and energy based systems and we believe that our broad range of products, recently expanded sales force, and the expected launch of our new products, strategically positions us to capture a larger share of the market.”

Conference Call
The conference call to discuss these results is scheduled to begin at 2:00 p.m. PT (5:00 p.m. ET) on May 8, 2014. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website at www.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PT (11:59 p.m. ET) on May 22, 2014.  In addition, you may call 1-877-705-6003 to listen to the live broadcast.

About Cutera, Inc.
Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to increase revenue, improve cash generation from operations, improve gross and net operating margins, develop and commercialize existing and new products and applications, expected launch date of planned new products, ability to grow the Company’s market share, realize benefits from additional investment and the expansion of its sales force  and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company’s efforts to improve sales productivity, hire and retain qualified sales representatives, improve revenue growth and profitability through leveraging operating expenses; the Company’s ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to the Company’s operations; government regulatory actions; and those other factors described in the section entitled, “Risk Factors”  in its most recent Form 10-Q as filed with the Securities and Exchange Commission on May 8, 2014. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the first quarter ended March  31, 2014, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31, 2014	December 31, 2013	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$10,743	$16,242	$17,272
Marketable investments	73,079	66,831	70,821
Accounts receivable, net	6,588	9,679	6,814
Inventories	9,640	9,006	11,091
Deferred tax asset	31	31	39
Other current assets and prepaid expenses	2,404	1,507	1,511
Total current assets	102,485	103,296	107,548

Property and equipment, net	1,358	1,362	1,312
Deferred tax asset, net of current portion	337	329	518
Intangibles, net	1,825	2,019	2,392
Goodwill	1,339	1,339	1,339
Other long-term assets	21	324	362
Total assets	$107,365	$108,669	$113,471

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,483	$1,820	$2,161
Accrued liabilities	7,805	9,328	7,087
Deferred revenue	8,058	7,494	6,766
Total current liabilities	18,346	18,642	16,014

Deferred revenue, net of current portion	4,324	4,340	2,538
Income tax liability	118	108	320
Other long-term liabilities	1,200	1,314	1,449
Total liabilities	23,988	24,404	20,321

Stockholders’ equity:
Common stock	14	14	14
Additional paid-in capital	101,541	98,820	105,089
Accumulated deficit	(18,230)	(14,620)	(12,036)
Accumulated other comprehensive income	52	51	83
Total stockholders' equity	83,377	84,265	93,150
Total liabilities and stockholders' equity	$107,365	$108,669	$113,471

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Net revenue	$16,189	$22,239	$15,967
Cost of revenue	7,303	9,202	7,417
Gross profit	8,886	13,037	8,550

Operating expenses:
Sales and marketing	7,331	7,804	6,456
Research and development	2,644	2,438	2,121
General and administrative	2,564	3,135	2,289
Total operating expenses	12,539	13,377	10,866
Loss from operations	(3,653)	(340)	(2,316)
Interest and other income, net	80	105	135
Loss before income taxes	(3,573)	(235)	(2,181)
Provision (benefit) for income taxes	37	43	(18)
Net loss	$(3,610)	$(278)	$(2,163)

Net loss per share:
Basic	$(0.26)	$(0.02)	$(0.15)

Diluted	$(0.26)	$(0.02)	$(0.15)

Weighted-average number of shares used in per share calculations:
Basic	14,021	14,016	14,408

Diluted	14,021	14,016	14,408

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Cash flows from operating activities:
Net loss	$(3,610)	$(278)	$(2,163)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	625	740	820
Depreciation and amortization	331	331	320
Other	97	200	34
Changes in assets and liabilities:
Accounts receivable	3,091	(2,204)	2,027
Inventories	(634)	1,415	23
Other current assets and prepaid expenses	(792)	133	60
Other long-term assets	303	24	35
Accounts payable	663	(280)	54
Accrued liabilities	(1,534)	1,506	(2,504)
Other long-term liabilities	(70)	(55)	(56)
Deferred revenue	548	1,244	584
Income tax liability	10	39	(92)
Net cash provided by (used in) operating activities	(972)	2,815	(858)

Cash flows from investing activities:
Acquisition of property, equipment and software	(239)	(24)	(174)
Disposal of property and equipment	—	63	—
Acquisition of intangible	—	(155)	—
Proceeds from sales of marketable investments	3,200	3,470	500
Proceeds from maturities of marketable investments	7,240	9,715	11,050
Purchase of marketable investments	(16,791)	(12,946)	(20,473)
Net cash provided by (used in) investing activities	(6,590)	123	(9,097)

Cash flows from financing activities:
Repurchases of common stock	—	(2,408)	—
Proceeds from exercise of stock options and employee stock purchase plan	2,096	589	3,717
Payments on capital lease obligations	(33)	(37)	(36)
Net cash provided by (used in) financing activities	2,063	(1,856)	3,681

Net increase (decrease) in cash and cash equivalents	(5,499)	1,082	(6,274)
Cash and cash equivalents at beginning of period	16,242	15,160	23,546
Cash and cash equivalents at end of period	$10,743	$16,242	$17,272

CUTERA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended			% Change
	Q1 2014	Q4 2013	Q1 2013	Q1 '14 Vs. Q4 '13	Q1 '14 Vs Q1 '13
Revenue By Geography:
United States	$6,017	$10,338	$6,488	-42%	-7%
International	10,172	11,901	9,479	-15%	+7%
	$16,189	$22,239	$15,967	-27%	+1%
International as a percentage of total revenue	63%	54%	59%
Revenue By Product Category:
Products and upgrades	$9,484	$15,703	$9,197	-40%	+3%
Service	4,437	4,390	4,444	+1%	-0%
Titan and truSculpt hand piece refills	1,041	1,044	1,190	-0%	-13%
Dermal fillers and cosmeceuticals	1,227	1,102	1,136	+11%	+8%
	$16,189	$22,239	$15,967	-27%	+1%

	Three Months Ended
	Q1 2014	Q4 2013	Q1 2013
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$132	$154	$159
Sales and marketing	71	165	199
Research and development	124	104	101
General and administrative	298	317	361
	$625	$740	$820